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                                                                   EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Total Renal Care Holdings, Inc. on Form S-4 of our report dated March 31, 1995, on the combined financial statements of Healthcare Corporation and Affiliates for the year ended December 31, 1994 (not presented separately therein), appearing in the Annual Report on Form 10-K of Renal Treatment Centers, Inc. and Subsidiaries for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Nashville, Tennessee
December 19, 1997